Press Release	Exhibit 99.1

Global Power Equipment Group Inc.

Announces Third Quarter 2010 Financial Results

Tulsa, Oklahoma, November 15, 2010 - Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced its unaudited financial results for the three and nine months ended September 30, 2010.

For the third quarter of 2010, revenue was $116.5 million and net income was $14.7 million, or $0.89 per diluted share, compared to revenue of $95.8 million and net income of $1.8 million, or $0.12 per diluted share, for the third quarter of 2009. For the first nine months of 2010, revenue was $398.3 million and net income was $36.4 million, or $2.24 per diluted share, compared to revenue of $377.6 million and net income of $31.9 million, or $2.07 per diluted share, for the first nine months of 2009. Services Division revenue as a percentage of consolidated revenue was 72% for the first three quarters of 2010, up from 59% for the same period in 2009.

“While we are very pleased with the quarterly results, we note that favorable non-recurring claim settlements and reserve adjustments contributed approximately $4 million in EBITDA in the quarter” said David Keller, President and CEO of Global Power. “Increased backlog in both Products and Services is also encouraging but the low growth rate in the U.S. economy and uncertain outlook for power generation capacity additions causes us to be somewhat cautious about sustained demand improvement for our Products Division. Our margins in both divisions were higher than expected and both operating management teams executed extremely well.

At the Corporate level, our successful re-listing on the NASDAQ exchange was followed by meetings with over 50 investor organizations in six cities over a two week period” continued Mr. Keller. “A detailed five year strategic plan was presented to our Board in August that is squarely focused on growing our already favorable position in two key power generation segments with favorable fundamentals- natural gas new build and nuclear service.

We also made substantial progress on favorable terms related to legacy restructuring items and added an experienced COO in our Services Division and a seasoned Director of Internal Audit at Corporate. Our compliance programs related to public company status are also on or ahead of schedule.

Finally, I am delighted with the cash generated during the quarter and the overall strength of the balance sheet. Our improved liquidity affords us several opportunities in the short and medium term to enhance shareholder value.”

The Company generated EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations of $16.5 million and $42.2 million for the third quarter and first nine months of 2010, as compared to $3.9 million and $36.0 million for the same periods in 2009.

Borrowings outstanding under the Company’s term loan totaled $24.6 million as of September 30, 2010. During the first nine months of 2010, cash provided by operating activities was $26.9 million. As of September 30, 2010, the Company had unrestricted cash of $87.9 million and $25 million of unused capacity on its revolving credit facility.

In addition, the Company’s backlog increased $47.5 million during the third quarter of 2010 to $345.5 million. Services Division backlog as a percentage of total backlog was 67% at September 30, 2010 and June 30, 2010.

The Company believes EBITDA and backlog are important supplemental measures of operating performance and uses both to assess performance and inform operating decisions. However neither EBITDA nor backlog is a GAAP financial measure. A table reconciling EBITDA to net income is included in the financial information that is part of this release. The Company’s calculations of EBITDA and backlog should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA and backlog may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on these non-GAAP measures.

The Company will host a conference call on Tuesday, November 16, 2010 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss these results. The call can be accessed by telephone at (877) 407-0789 (within the US and Canada) and at (201) 689-8562 (outside the US and Canada) or by webcast through the investor information portion of the Company’s website, www.globalpower.com. A replay of the conference call will be available until November 30, 2010 at (877) 870-5176 (within the US and Canada) and at (858) 384-5517 (outside the US and Canada). The replay pass code is 358980. A replay of the webcast will also be available through the investor relations portion of the Company’s website.

About Global Power

Oklahoma based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Global Power Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Global Power Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines and services, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Registration Statement on Form 10, as amended, titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com

The table below represents the operating results of the Company for the periods indicated:

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Products revenue	$36,732	$38,272	$110,540	$153,692
Services revenue	79,722	57,512	287,724	223,871

Total revenues	116,454	95,784	398,264	377,563

Cost of products revenue	21,826	30,811	76,667	110,925
Cost of services revenue	67,595	50,950	245,160	198,583

Cost of revenues	89,421	81,761	321,827	309,508

Gross profit	27,033	14,023	76,437	68,055

Selling and administrative expenses	13,931	10,936	38,719	34,812

Operating income	13,102	3,087	37,718	33,243

Interest expense	976	2,412	4,252	7,242
Reorganization (income) expense	(2,445)	192	(1,505)	295
Income tax expense (benefit)	(79)	(530)	1,699	1,975

Income from continuing operations	14,650	1,013	33,272	23,731

Discontinued operations:
Income from discontinued operations	—	826	3,164	8,175

Net income	$14,650	$1,839	$36,436	$31,906

Basic earnings per weighted average common share: [1]
Income from continuing operations	$0.96	$0.07	$2.18	$1.59
Income from discontinued operations	—	0.05	0.21	0.54

Income per common share - basic	$0.96	$0.12	$2.39	$2.13

Weighted average number of shares of common stock outstanding - basic	15,315,629	15,003,875	15,232,237	14,950,092

Dilutive earnings per weighted average common share:
Income from continuing operations	$0.89	$0.06	$2.04	$1.54
Income from discontinued operations	—	0.06	0.20	0.53

Income per common share - diluted	$0.89	$0.12	$2.24	$2.07

Weighted average number of shares of common stock outstanding - diluted	16,388,351	15,740,284	16,287,808	15,382,826

[1]	All share and per share numbers reflect our June 30, 2010, 1-for-9 reverse stock split.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

Reconciliation of EBITDA to Net Income

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net Income	$14,650	$1,839	$36,436	$31,906
Add back:
Income tax expense (benefit)	(79)	(530)	1,699	1,975
Interest expense	976	2,412	4,252	7,242
Income from discontinued operations	—	(826)	(3,164)	(8,175)
Depreciation and amortization	956	1,045	3,008	3,101

EBITDA from continuing operations (a)	$16,503	$3,940	$42,231	$36,049

(a)	EBITDA from continuing operations represents net income adjusted for income taxes, interest, depreciation and amortization and income from discontinued operations. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,915	$103,220
Restricted cash	1,019	2,018
Accounts receivable, net of allowance for doubtful accounts	51,916	62,267
Inventories	5,563	4,659
Costs and estimated earnings in excess of billings	38,364	29,470
Other current assets	7,156	10,169

Total current assets	191,933	211,803

Property, plant and equipment, net	12,399	12,945
Other long-term assets	97,603	101,263

Total assets	$301,935	$326,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$24,633	$40,692
Accounts payable and accrued liabilities	53,321	59,392
Billings in excess of costs and estimated earnings	18,747	31,148
Deferred revenue	—	3,006
Other current liabilities	12,085	11,363

Total current liabilities	108,786	145,601

Long-term deferred tax liability	14,768	14,768
Other long-term liabilities	3,990	3,990
Long-term debt, net of current maturities	—	24,633
Liabilities subject to compromise	207	541

Total liabilities	127,751	189,533

Stockholders' equity	174,184	136,478

Total liabilities and stockholders’ equity	$301,935	$326,011

Certain 2009 balances have been reclassified to conform to the 2010 presentation.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
Net cash provided by operating activities	$26,861	$58,529
Net cash used in investing activities	(262)	(1,352)
Net cash used in financing activities	(41,005)	(18,490)
Effect of exchange rate changes on cash	(899)	1,374

Net change in cash and cash equivalents	$(15,305)	$40,061